As filed with the Securities and Exchange Commission on April 17, 2025

Registration Nos. 333-101691, 333-198694, 333-227511, 333-235403, and 333-261448

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-101691)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-198694)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-227511)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-235403)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-261448)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Patterson Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0886515
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

1031 Mendota Heights Road St. Paul, Minnesota	55120
(Address of Principal Executive Offices)	(Zip Code)

PATTERSON DENTAL COMPANY 2002 STOCK OPTION PLAN

PATTERSON COMPANIES, INC. 2014 SHARESAVE PLAN

PATTERSON COMPANIES, INC. AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

EMPLOYEE INDUCEMENT AWARDS

PATTERSON COMPANIES, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

KEVIN M. BARRY

Chief Financial Officer

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Name and address of agent for service)

(651) 686-1600

(Telephone number, including area code, of agent for service)

Copies to: LES B. KORSH, ESQ. Chief Legal Officer and Corporate Secretary Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120 (651) 686-1600	BRETT D. ANDERSON, ESQ. Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01 per share)	(1)	(1)	(1)	(1)

(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-101691, 333-198694, 333-227511, 333-235403 and 333-261448). Therefore, no further registration fee is required.

DEREGISTRATION OF SECURITIES

Patterson Companies, Inc. (the “Registrant”) is filing these post-effective amendments (each, a “Post-Effective Amendment” and, together, the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-101691, filed with the SEC on December 6, 2002, registering 6,000,000 shares (on a post-split basis) for issuance under the Patterson Dental Company 2002 Stock Option Plan.

2.	Registration Statement No. 333-198694, filed with the SEC on September 11, 2014, registering 200,000 shares for issuance under the Patterson Companies, Inc. 2014 Sharesave Plan.

3.

Registration Statement No. 333-227511, filed with the SEC on September 24, 2018, registering (a) 7,500,000 shares for issuance under the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan, and (b) 186,609 shares for issuance under Employee Inducement Awards.

4.

Registration Statement No. 333-235403, filed with the SEC on December 6, 2019, registering 2,250,000 shares for issuance under the Patterson Companies, Inc. Amended and Restated Employee Stock Purchase Plan.

5.

Registration Statement No. 333-261448, filed with the SEC on December 1, 2021, registering 8,000,000 shares for issuance under the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan.

On April 17, 2025, the Registrant completed its previously announced merger (the “Merger”) with Paradigm Merger Sub, Inc., a Minnesota corporation (“Merger Sub”) and a wholly owned subsidiary of Paradigm Parent, LLC, a Delaware limited liability company (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 10, 2024, by and among the Registrant, Parent and Merger Sub (the “Merger Agreement”). The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Parent. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held by shareholders who have not voted in favor of the adoption and approval of the Merger Agreement, including the Merger, and who have properly exercised and validly perfected appraisal rights for such shares in accordance with, and who have complied with, Section 302A.471 of the Minnesota Business Corporation Act) was automatically converted into the right to receive cash in an amount equal to $31.35 per share, without interest, subject to any required withholding of taxes.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Merger on April 17, 2025. In accordance with the undertakings contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the effective time of the Merger on April 17, 2025. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on April 17, 2025.

PATTERSON COMPANIES, INC.

By	/s/ Les B. Korsh
Les B. Korsh
Chief Legal Officer and Corporate Secretary

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.